Highwater Ethanol 2016 Fiscal Year Report

From the Desk of CEO Brian Kletscher

2016 Fiscal Year Management Report for Highwater Ethanol, LLC, Lamberton, MN

Plant Efficiency: Highwater Ethanol, LLC is permitted as a 59.5 million gallon per year facility. Production rate at the facility ended the fiscal year at 59.425 mgpy, within the MPCA permits. Highwater Ethanol ground 20.365 million bushels of #2 Yellow Corn during the 2016 fiscal year for an efficiency rate of 2.92 gallons of denatured ethanol per bushel of corn ground, above the guarantee rate of 2.8 gallons of denatured ethanol per bushel of corn ground. Using the 2.8 as a guarantee and considering these efficiencies, we were able to produce 2,403,000 more gallons of denatured ethanol {a value of $3,364,200 assuming an average price of $1.40 gal.} with savings in bushels of corn required of approximately 858,000 bushels { a value of $2,788,500 assuming an average price of $3.25 bushel}. DDGS production for the 2016 fiscal year was at 126,126 tons of DDGS and 47,606 tons of Modified DGS. The DDGs and MDGs combined were below our projected rate of 15.4 pounds at 14.7 pounds per bushel ground. We have also seen other efficiencies. The natural gas usage guarantee was at 34,000 Btu per gallon produced. Highwater Ethanol's natural gas usage for the 2016 fiscal year is at 24,814 Btu per gallon produced. Electrical usage also continues to be monitored. The electrical guarantee was .75 kW per gallon produced and Highwater Ethanol is at .71 kW per gallon produced for the 2016 fiscal year. These small tweaks and savings add to the bottom line. The Highwater Ethanol management team continues to monitor our efficiencies as we believe that our efficiencies will allow us to continue to be competitive in the future.

Contributions to the Local Farm Economy: The local farm economy continues to benefit from Highwater Ethanol, as management believes we have pushed the corn market by an estimated $.12 - $.15 per bushel purchased on average resulting in approximately $2.4 – 3.1 million dollars injected into the region via increased corn prices.

Net Income: For the 2016 fiscal year, Highwater Ethanol had a net income of $522,668 below our budget projected net profit of $4,217,000. Even though our net income did not meet our budgeted amount, we continue to pay long term debt ahead of schedule and made a distribution of $1.687 mm or $345.00 per unit in December 2016 to our members.

Marketing: Highwater Ethanol continues to be joint owners of Renewable Products Marketing Group since February 2011; we believe this move has allowed Highwater Ethanol to obtain a long term advantage in the marketing of our ethanol. This ownership has allowed us some clear advantageous in marketing cost and related transportation cost. We expect that we will continue to recognize these savings into the future. Highwater Ethanol continues to market our DDG's and Corn Oil through CHS, they continue to do a nice job of marketing our products. Highwater Ethanol also took over the

marketing of MDGS on July 1, 2011; we have seen our sales of this product go from 750 tons per month to 2500 - 4000 tons per month. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we handle our product produced and the quality of product produced. Every item that we review has an action or reaction and we try to anticipate the end result.

Long term debt for Highwater Ethanol: Highwater Ethanol management team is working hard to reduce the debt balance as we believe that this will optimize our ability to return money to our investors in the future. We started the 2016 fiscal year with a balance due to AgStar Financial Services of approximately $16.68 million. This is a reduction of approximately $4.9 million for the fiscal year. In January 2016, we refinanced our long term debt with AgStar Financial Services, giving us more favorable terms. We are very pleased to have the refinancing of the long term debt completed. With this refinancing and debt reduction we have reduced our monthly interest cost by approximately $251,000 per month. Interest paid in 2013 fiscal year was approximately $3.635 million and approximate interest paid for our 2016 fiscal Year was $614,000. This refinancing includes Revolving Loan {Operating Line} and the Long term debt. We have a Letter of Credit issued through AgStar Financial Services to Northern Natural Gas in the amount of $1 million; this amount was reduced from $1.5 million dollars by NNG on November 1, 2016.

Permits for Highwater Ethanol: Highwater Ethanol's NPDES/SDS permit is valid until October 31, 2016. This permit has been submitted to MPCA for renewal. Our Air Emissions permit, which is valid through February 14, 2017, has also been submitted to MPCA for renewal. Highwater Ethanol is currently permitted to produce 59.5 mgpy of denatured ethanol.

Water: We completed a quarry water project which gave us a third water source which was approved by the MN DNR. The water quality from this project is much improved and has reduced our water treatment cost significantly. We also completed a tile project in 2012 that has allowed us to receive water from a tile line on the far west end of the property and a neighboring property and we will continue to use water from the storm water pond. Highwater Ethanol's water usage rate remains low at 2 - 2.10 gallons of water per gallon of ethanol produced.

Highwater Ethanol employees: We currently employee 42 full time employees. Our Management team has seen a few changes from last year with the following as part of our team: CFO Luke Schneider, Plant Manager Shane Rasset, Operations Manager Derek Trapp, Maintenance Manager Jon Osland, EHS Manager Lisa Landkammer, Lab Manager Tim Apitz and CEO Kletscher. We have had other natural attrition of employees and we have been able to fill these position and train employees to do the job as required.

Employee Safety: We continue to pride ourselves on employee safety. We are not saying we are flawless on errors by employees. However we have been very fortunate that we have accomplished 1130 days without a reportable injury that resulted in loss of work time. We continue to provide training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping it clean with no clutter helps reduce accidents.

Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!

Highwater Ethanol Mission Statement: To successfully operate a bio – energy facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. HWE is committed to the present while focusing on the future.

Highwater Ethanol Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments.

We will continue to take care of the present as we focus on the future!

Brian Kletscher, CEO
Highwater Ethanol, LLC